UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 21, 2004

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(513) 723-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Convergys Corporation

Item 8.01. Other Events

Convergys Corporation (the “Company”) (NYSE: CVG) announced that the Company is finalizing a restructuring plan, in order to streamline its operations and cost structure while strengthening its prospects for long-term growth. Convergys expects to complete the plan, affecting approximately 250 employees both domestically and internationally, and take a restructuring charge in the fourth quarter. The plan will include a reduction in force primarily affecting management positions in its Information Management Group.

The reduction in force will take place through a combination of voluntary separation and layoffs starting immediately and being substantially completed by the end of the first quarter 2005.

As a result of these actions, Convergys expects to take a pre-tax business restructuring charge in the range of $15 million to $20 million in the fourth quarter 2004. Convergys would begin to realize the savings starting early in 2005. These savings in 2005 are expected to exceed the one time cost of the restructuring charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ William H. Hawkins II
William H. Hawkins II
Senior Vice President
General Counsel and Secretary

Date: October 21, 2004